FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA SEP 01 1999 No. C13020-97 Dean Heller, Secretary of State

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

BIG CAT INVESTMENT SERVICES, INC.

We the undersigned, Devinder Randhawa, President and Secretary, of BIG CAT INVESTMENT SERVICES, INC., a Nevada corporation do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 19th day of June, 1997, adopted a resolution to amend the original articles as follows:

Article FOURTH is hereby amended to read as follows:

"That the total number of common stock authorized that may be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) shares of stock with a par value of $0.0001 per share and no other class of stock shall be authorized. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors."

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 500,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/Devinder Randhawa

Devinder Randhawa, President and Director

SWORN BEFORE ME in the city of

Kelowna in the Province of

British Columbia on this

16 day of August, 1999.

/s/Joseph R. Gordon

Joseph R. Gordon

A Notary Public in and for the

Province of British Columbia

Joseph R. Gordon

Barrister and Solicitor

Gordon & Company

#102 - 1460 Pandosy Street

Kelowna, British Columbia

Canada V1Y 1P3